ROANOKE GAS COMPANY
No. RC-1
PPN: 769858 E#4
ORIGINAL PRINCIPAL AMOUNT: $5,000,000
ORIGINAL ISSUE DATE: December 6, 2019
INTEREST RATE: 3.60%
INTEREST PAYMENT DATES: June 6 and December 6 of each year, commencing June 6, 2020
FINAL MATURITY DATE: December 6, 2029
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: None

FOR VALUE RECEIVED, the undersigned, ROANOKE GAS COMPANY (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby promises to pay to PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY or its registered assigns, the principal sum of $5,000,000 and interest thereon as follows: The Company shall pay the principal sum on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid) with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable and (b)(x) to the extent legally enforceable, on any overdue installment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.60% or (ii) 2.0% over the rate of interest publicly announced by JP Morgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date specified above (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on, and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in the manner provided in the Private Shelf Agreement.

This Note is one of a series of Notes issued pursuant to the Private Shelf Agreement, dated as of September 30, 2015 and as amended between the Company, PGIM, Inc. (fka Prudential Investment Management, Inc.) and the Purchasers (as defined therein) (the “Private Shelf Agreement”). Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Private Shelf Agreement and (ii) made the representations set forth in Section 6 of the Private Shelf Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Private Shelf Agreement.

This Note is a registered Note and, as provided in the Private Shelf Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the

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Company shall treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make the required prepayments of principal on this Note on the dates and in the amounts specified above. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Private Shelf Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note shall become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Private Shelf Agreement.

In no event shall the interest contracted for, charged or received hereunder, plus any other amounts contracted for, charged or received in connection herewith which are deemed interest under the laws of the Commonwealth of Virginia and the United States of America ever exceed the maximum amount of nonusurious interest which could be lawfully contracted for, charged or received under applicable law.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the Commonwealth of Virginia excluding choice-of-law principles of the law of such Commonwealth that would permit the application of the laws of a jurisdiction other than such Commonwealth.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, attested and delivered the 6th day of December, 2019.

ROANOKE GAS COMPANY

By:	/s/ John S. D'Oazio
Name: John S. D'Orazio
Title: Chief Executive Officer

By:	/s/ Paul W. Nester
Name: Paul W. Nester
Title: Chief Executive Officer

Note No. RC-1